Exhibit 10.1

ASSET PURCHASE AGREEMENT

FOR THE ACQUISITION OF

THE LIUJIAQU COAL MINE (INNER MONGOLIA)

May 19, 2010

(continued)

4.14	Environmental Matters	9

4.15	Required Licenses and Permits	10

4.16	Insurance Policies	10

4.17	Suppliers and Customers	10

4.18	Contracts and Commitments	11

4.19	Agreements in Full Force and Effect	11

4.20	Absence of Certain Changes and Events	12

4.21	Tax Matters	12

4.22	Brokerage	13

4.23	Disclosure	13

ARTICLE V	REPRESENTATIONS AND WARRANTIES OF THE BUYER	13

5.01	Organization	13

5.02	Authorization	13

5.03	No Conflict	13

5.04	Brokerage	14

5.05	Songzai Stock	14

5.06	SEC Documents	14

5.07	Financial Statements	14

ARTICLE VI	COVENANTS OF THE EQUITY HOLDERS AND THE COMPANY	15

6.01	Pre-Closing Operations of the Company	15

6.02	Access; Inspection	15

6.03	Interim Financials	16

6.04	Transfer Taxes	16

6.05	Preparation of Supporting Documents	16

6.06	Notice of Breach or Potential Breach	16

6.07	Acquisition Proposals	17

6.08	Development Costs, Taxes, Utilities, Assessments and Similar Adjustments	17

ARTICLE VII	COVENANTS OF THE PARTIES	18

7.01	Approvals of Third Parties; Satisfaction of Conditions to Closing	18

7.02	Confidentiality	18

(continued)

7.03	Employee Benefits Plans	19

7.04	Casualty	19

7.05	Condemnation	19

ARTICLE VIII	CONDITIONS TO OBLIGATIONS OF THE EQUITY HOLDERS AND THE COMPANY	20

8.01	Representations and Warranties Accurate at Closing Date	20

8.02	Litigation	20

8.03	Required Governmental Approvals	20

ARTICLE IX	CONDITIONS TO OBLIGATIONS OF THE BUYER	21

9.01	Representations and Warranties Accurate at Closing Date	21

9.02	No Material Change	21

9.03	Litigation	21

9.04	Required Governmental Approvals	21

9.05	Other Necessary Consents	21

9.06	Opinion of Counsel to the Equity Holders and the Company	22

9.07	Actions by the Company	22

9.08	Due Diligence Review	22

9.09	Financing	22

9.10	Real Property Title Insurance	22

9.11	Newco Governing Documents; Profit Sharing Agreement	22

9.12	Development Agreement	22

9.13	Certificates	22

9.14	Documents Satisfactory in Form and Substance	23

ARTICLE X	INDEMNIFICATION	23

10.01	Indemnification Generally	23

10.02	Indemnity Claims	24

10.03	Threshold	24

10.04	Cap	24

10.05	Notice of Claim	24

10.06	Defense	25

10.07	Right to Indemnification Not Affected by Knowledge	25

(continued)

10.08	Set-off	25

ARTICLE XI	TERMINATION PRIOR TO CLOSING	26

11.01	Termination of Agreement	26

11.02	Termination of Obligations	26

ARTICLE XII	DEFINED TERMS; INTERPRETATION OF AGREEMENT	27

12.01	Defined Terms	27

12.02	Language	29

12.03	Including	29

12.04	Gender and Number	29

12.05	References	29

ARTICLE XIII	MISCELLANEOUS	29

13.01	No Liens Created	29

13.02	Entire Agreement	29

13.03	Amendment	29

13.04	Parties Bound by Agreement; Successors and Assigns	29

13.05	Counterparts and Facsimile	30

13.06	Headings	30

13.07	Modification and Waiver	30

13.08	Expenses	30

13.09	Notices	30

13.10	Governing Law; Jurisdiction	31

13.11	Public Announcements	31

13.12	No Third-Party Beneficiaries	31

13.13	Severability	31

13.14	Further Assurances	32

13.15	Enforcement	32

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), is made and entered into as of the 19th day of May, 2010, by and among Erdos City Bayinmengke Liujiaqu Coal Co., Ltd., a limited liability company formally incorporated under the laws of the People’s Republic of China (the “Company”), Erdos City Bayinmengke Investment Group Co., Ltd., a limited liability company formally incorporated under the laws of the People’s Republic of China (“Equity Holder 1”), Shan Li, an individual resident of the People’s Republic of China (“Equity Holder 2”), and Liying Wang, an individual resident of the People’s Republic of China (“Equity Holder 3”) (Equity Holder 1, Equity Holder 2 and Equity Holder 3 each, an “Equity Holder” and collectively, the “Equity Holders”), and Songzai International Holding Group Inc., a corporation incorporated under the laws of the State of Nevada, USA (the “Buyer”).

W I T N E S S E T H:

WHEREAS, the Equity Holders own all of the issued and outstanding equity interests of the Company, which owns the Erdos City Dongsheng District Liujiaqu Coal Mine located in Liujiaqu, Wanli County, Dongsheng District, Inner Mongolia, People’s Republic of China (the “Liujiaqu Coal Mine”);

WHEREAS, upon and subject to the terms and conditions contained herein, the Company desires to sell to the Buyer, and the Buyer desires to purchase from the Company, substantially all of the assets of the Company related to the Liujiaqu Coal Mine; and

WHEREAS, certain defined terms used in this Agreement are set forth in Article XII below;

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements herein contained, and upon and subject to the terms and the conditions hereinafter set forth, the parties do hereby agree as follows:

ARTICLE I

PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES

1.01          Transfer of the Assets.  Upon the terms and subject to the conditions of this Agreement, at the Closing (as defined herein), the Company shall sell, convey, assign, and transfer to the Buyer, and the Buyer shall purchase, accept and take from the Company, all of the assets, properties and rights of every kind, nature, character and description, whether real, personal or mixed, whether tangible or intangible, whether accrued, contingent or otherwise relating to or utilized in connection with the Liujiaqu Coal Mine, directly or indirectly, in whole or in part, in existence on the date hereof and any additions thereto on or before the Closing Date, whether or not carried on the books and records of the Company and wherever located, including, without limitation, the following assets, properties and rights (such assets, properties and rights, but specifically not including the Excluded Assets (as defined herein), being referred to as the “Assets”):

(a)           all Real Property (as defined herein);

(b)           all machinery, equipment, tools, furniture, office equipment, computer hardware, supplies, materials, vehicles and other items of tangible personal property of every kind owned or leased by the Company, together with any express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto;

(c)           all inventories of the Company;

(d)           all of the Company’s rights and benefits in and to all contracts, leases, licenses and other agreements relating to the Liujiaqu Coal Mine, and all outstanding offers or solicitations made by or to the Company to enter into any such contract, lease, license or other agreement;

(e)           all consents, licenses, registrations or permits issued, granted, given or otherwise made available to the Company by or under the authority of any federal, state, local or foreign governmental authority, in each case to the extent transferable to the Buyer;

(f)            all of the intangible rights and property of the Company, going concern value, goodwill, telephone, telecopy and e-mail addresses and listings;

(g)           originals or copies of all of the Company’s business records which arise from or which are used in connection with the operation of the Liujiaqu Coal Mine, including lists of suppliers and customers, accounting records (including ancillary records, paid invoices and work papers related thereto), correspondence, computer and billing tapes, files, research data and other records;

(h)           all insurance benefits, including rights and proceeds, arising from or relating to the Assets or the Assumed Liabilities (as defined herein) prior to the Closing Date;

(i)            all claims of the Company against third parties relating to the Assets, whether choate or inchoate, known or unknown, contingent or noncontingent; and

(j)            all rights of the Company relating to deposits and prepaid expenses, claims for refunds and rights to offset in respect thereof that do not constitute Excluded Assets.

1.02          Excluded Assets.  Notwithstanding anything herein to the contrary, the Assets shall not include the following assets, properties and/or rights (the “Excluded Assets”), which shall remain the property of the Company after the Closing:

(a)           all personnel records and other records that the Company is required by law to retain in its possession;

(b)           all claims for the refund of Taxes (as defined herein) and other governmental charges of whatever nature; and

(c)           all rights of the Company under this Agreement.

1.03          Liabilities.  It is understood and agreed that the Buyer shall not assume or become liable for the payment of any debts, liabilities, losses, accounts payable, bank indebtedness, mortgages or other obligations of the Company, whether the same are known or unknown, now existing or hereafter arising, of whatever nature or character, whether absolute or contingent, liquidated or disputed; provided, however, that if mutually agreed upon by the parties, at the Closing, the Buyer and the Company may enter into an assignment and assumption agreement to be executed in a form acceptable to the Buyer (the “Assignment and Assumption Agreement”), pursuant to which the Buyer would assume certain specific obligations of the Company arising after the Closing Date under each of the agreements listed in the Assignment and Assumption Agreement (the “Assumed Liabilities”).

ARTICLE II

PURCHASE PRICE; CLOSING

2.01         Purchase Price.  The aggregate purchase price for the Assets (the “Purchase Price”) shall be comprised of the Cash Payment, the Share Issuance, and the Mining Profit Share, which will be payable as follows:

(a)           Cash Payment.  On the Closing Date, the Buyer shall pay to the Company the sum of Thirty Million Dollars ($30,000,000) (the “Cash Payment”).

(b)           Share Issuance.  On the Closing Date, the Buyer shall issue or caused to be issued to the Company ten million (10,000,000) shares of stock of Songzai International Holding Group Inc. (the “Share Issuance”), which stock is traded on The OTC Bulletin Board (OTCBB: SGZH.OB) (the “Songzai Stock”).  Notwithstanding the foregoing, if the average closing price per share of Songzai Stock over the 10-day period ending on the day prior to the Closing Date (the “Songzai Stock Price”) is greater than $7.00 per share, then the number of shares issued to the Company in respect of the Share Issuance shall be reduced to that number of shares determined by dividing (i) Seventy Million Dollars ($70,000,000) by (ii) the Songzai Stock Price, with such number of shares rounded upward to the next whole number of shares.  By way of example, if the Songzai Stock Price is $7.25, then the Buyer shall issue 9,655,173 shares of Songzai Stock to the Company in respect of the Share Issuance ($70,00,000/$7.25 = 9,655,172.41 shares, rounded upward).

(c)           Mining Profit Share.  On the Closing Date the Buyer and the Company will execute a separate written instrument (or instruments) in a form reasonably acceptable to the Buyer conveying to the Company the ongoing right to receive thirty percent (30%) of the net profits from the operation of the Liujiaqu Coal Mine following the Closing Date (the “Mining Profit Share”).  The parties acknowledge and agree that the Mining Profit Share may be effectuated by either of the following:

(i)           The Buyer may form a new subsidiary (“Newco”) and assign this Agreement (and all rights and obligations hereunder) to Newco in accordance with Section 13.04 below.  In such event, Newco would acquire the Assets on the Closing Date pursuant to the terms of this Agreement and would issue the Company equity interests in Newco representing thirty percent (30%) of the then outstanding equity interests.  In such event, the Company will be required to execute such documents and instruments (including without limitation a shareholders agreement between and among the shareholders of Newco) as Newco or the other shareholders of Newco deem reasonably necessary or appropriate (collectively, the “Newco Governing Documents”); or

(ii)           The Buyer may remain the purchaser of the Assets as provided hereunder.  In such event, the parties hereto would negotiate and enter into a separate profit sharing agreement on the Closing Date in a form reasonably acceptable to the Buyer (the “Profit Sharing Agreement”).

2.02          Allocation.  Within 90 days after the Closing Date, the Buyer shall prepare (or have prepared) and deliver to the Company for the Company’s review, the Buyer’s proposed allocation of the Purchase Price among the Assets (the “Proposed Allocation”).  The Buyer and the Company shall thereafter attempt to reach agreement regarding the allocation of the Purchase Price among the Assets.  In the event the Buyer and the Company agree as to the allocation of the Purchase Price among the Assets within thirty (30) days following the date the Company receives the Proposed Allocation, then the Buyer and the Company will file their respective income tax returns in the USA and China as applicable (including Form 8594 in the USA, if applicable) on the basis of such agreed upon allocation, and neither shall thereafter take a tax return position inconsistent with such agreed upon allocation unless such inconsistent position shall arise out of or through an audit or other inquiry or examination by the Internal Revenue Service or other taxing authority.  In the event the Buyer and the Company cannot agree as to the allocation of the Purchase Price among the Assets within such thirty (30) day period, then the Buyer and the Company shall each make its own good faith allocation of the Purchase Price among the Assets and shall file its income tax returns in the USA and China as applicable (including Form 8594 in the USA, if applicable) in a manner consistent with such good faith allocation.

2.03          Manner of Effecting Sale.  The sale, conveyance, transfer, assignment and delivery of the Assets by the Company to the Buyer shall be effected by a Bill of Sale in a form reasonably acceptable to the Buyer (and, if applicable, the Assignment and Assumption Agreement) and such deeds, endorsements, assignments, transfers and other instruments of transfer and conveyance in such form, including, without limitation, warranties of title, as the Buyer or the Buyer’s attorney shall reasonably request.

2.04          Closing and Closing Date.  Subject to the satisfaction or waiver of the conditions set forth herein, the consummation of the purchase and sale of the Assets (the “Closing”) shall take place at 10:00 a.m. (California time) on June 30, 2010 in the offices of 17890 Castleton St., #112, City of Industry; CA 91748, USA, or on such other date and at such other time and place as the parties shall agree in writing (the “Closing Date”).  The Buyer shall commence to own and control the Assets as of 12:01 a.m. on the Closing Date.

2.05          Method of Payment; Currency.  All monetary payments under this Agreement shall be made in cash or by wire transfer of immediately available federal funds to an account designated in writing by the party receiving such payment.  All payments under this Agreement shall be paid in U.S. Dollars.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF EQUITY HOLDERS

The Equity Holders, jointly and severally, represents and warrants to the Buyer as follows:

3.01          Power, Authority and Organization of the Equity Holders.  The Equity Holders have the right, power and capacity to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby.  Equity Holder 1 is a limited liability company, duly organized, validly existing and in good standing under the laws of the People’s Republic of China and has all requisite power and authority, corporate or otherwise, to carry on and conduct its business as it is now being conducted.  The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary company action on the part of Equity Holder 1.  This Agreement has been duly and validly executed and delivered by the Equity Holders and constitutes the Equity Holders’ legal, valid and binding obligation, enforceable in accordance with its terms.

3.02          No Conflict.  The execution and delivery of this Agreement by the Equity Holders, the consummation of the transactions contemplated herein by the Equity Holders, and the performance of the covenants and agreements of the Equity Holders will not, with or without the giving of notice or the lapse of time, or both, (a) violate or conflict with any of the provisions of any charter document of Equity Holder 1; (b) violate, conflict with or result in a breach or default under or cause termination of any term or condition of any mortgage, indenture, contract, license, permit, instrument, trust document, or other agreement, document or instrument to which the Equity Holders are a party or by which the Equity Holders or any of their properties may be bound; or (c) violate any provision of law, statute, rule, regulation, court order, judgment or decree, or ruling of any governmental authority, to which the Equity Holders are a party or by which the Equity Holders or their properties may be bound.

3.03          Ownership of the Company.  The Equity Holders own, in the aggregate, of record and beneficially, good and valid title to all of the equity of the Company (the “Equity”), and such Equity (a) is validly issued, fully paid and nonassessable, (b) is free and clear of any liens, restrictions, claims, equities, charges, options, rights of first refusal or encumbrances, with no defects of title whatsoever, and (c) constitutes all of the issued and outstanding equity of the Company.  The Equity Holders have full and exclusive power, right and authority to vote the Equity.  The Equity Holders are not a party to or bound by any agreement affecting or relating to their right to vote the Equity.

3.04          Absence of Other Claims.  No prior offer, issue, redemption, call, purchase, sale, merger, transfer, involvement in any transfer, negotiation or other transaction of any nature or kind with respect to any equity of the Company or Equity Holder 1 has given or may give rise to (a) any valid claim or action by any person (including, without limitation, any former or present holder of any of the Equity or any other equity of the Company or Equity Holder 1) which is enforceable against the Company or Equity Holder 1, or the Buyer; or (b) any valid interest in the Company, and, to the knowledge of the Equity Holders, no fact or circumstance exists which could give rise to any such right, claim, action or interest on behalf of any person.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF EACH EQUITY HOLDER
AND THE COMPANY REGARDING THE COMPANY

Each Equity Holder and the Company hereby, jointly and severally, represent and warrant to the Buyer as follows:

4.01          Organization and Authorization.

(a)           The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the People’s Republic of China and has all requisite power and authority, corporate or otherwise, to carry on and conduct its business as it is now being conducted and to own or lease its properties and assets, and is duly qualified and in good standing in the territories in which the operation of its business so require it to be qualified.

(b)           The Company has no subsidiaries, and the Company does not own any capital stock or other securities or have any other investment in any person or other entity.

(c)           The copies of the charter documents of the Company that have been previously delivered to the Buyer are the complete, true and correct charter documents and bylaws of the Company in effect as of the date hereof.  The minutes of meetings and the stock books of the Company that have previously been delivered to the Buyer are the complete, true and correct records of directors’ and equity holders’ meetings and equity issuances through and including the date hereof and, reflect all transactions and other matters required to be reflected in such records, as well as such other matters customarily contained in records of such type.

(d)           The Company has the right, power and capacity to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby.  The execution, delivery and performance of this Agreement by the Company, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of the Company.  This Agreement has been duly and validly executed and delivered by the Company and constitutes the Company’s legal, valid and binding obligation, enforceable in accordance with its terms.

4.02          Absence of Other Claims.  There is not outstanding, nor is the Company bound by, any subscriptions, options, preemptive rights, warrants, calls, commitments or agreements or rights of any character requiring the Company to issue or entitling any person or entity to acquire any additional equity security of the Company, including any right of conversion or exchange under any outstanding security or other instrument, and the Company is not obligated to issue or transfer any equity security for any purpose.

4.03          No Conflict.  The execution and delivery of this Agreement by the Company, the consummation of the transactions contemplated herein by the Company, and the performance of the covenants and agreements of the Company, subject to fulfillment of the conditions set forth in Section 9.05 hereof, will not, with or without the giving of notice or the lapse of time, or both, (a) violate or conflict with any of the provisions of any charter document of the Company; or (b) violate, conflict with or result in a breach or default under or cause termination of any term or condition of any mortgage, indenture, contract, license, permit, instrument, trust document, will, or other agreement, document or instrument to which the Company is a party or by which the Company or its properties may be bound; or (c) violate any provision of law, statute, regulation, court order or ruling of any governmental authority, to which the Company is a party or by which it or its properties may be bound; or (d) result in the creation or imposition of any lien, claim, charge, restriction, security interest or encumbrance of any kind whatsoever upon any asset of the Company.

4.04          Required Consents and Approvals.  Except as noted by the Company to the Buyer in writing prior to the Closing Date, no consent or approval is required by virtue of the execution hereof by the Company or the consummation of any of the transactions contemplated herein by the Company to avoid the violation or breach of, or the default under, or the creation of a lien on assets of the Company pursuant to the terms of, any regulation, order, decree or award of any court or governmental agency or any lease, agreement, contract, mortgage, note, license, or any other instrument to which the Company is a party or to which it or any of its property or assets is subject.

4.05          No Violation of Law.  The Company is not, has not been and will not be (by virtue of any past or present  action, omission to act, contract to which it is a party or any occurrence or state of facts whatsoever) in violation of any applicable local, state or federal law, ordinance, regulation, order, injunction or decree, or any other requirement of any governmental body, agency or authority or court binding on it, or relating to its property or business or its advertising, sales or pricing practices (including, without limitation, any antitrust laws and regulations), and the Company will not hereafter suffer or incur any loss, liability, penalty or expense (including, without limitation, attorneys’ fees) by virtue of any such violation.

4.06          Financial Statements.  The Company has delivered to the Buyer the balance sheet of the Company as of April 30, 2010 (the “Balance Sheet”), and the related statements of income, retained earnings, and cash flows for the four-month period then ended (the “Financial Statements”).  The Financial Statements are true, correct and complete and present fairly the financial position of the Company as of the dates thereof, and the related results of its operations for the period then ended.  The Financial Statements are true, correct and complete and present fairly the financial position of the Company as of the date thereof, and the related results of its operations for the periods then ended.  The Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis.

4.07          No Undisclosed Liabilities.  Except as and to the extent reflected and adequately reserved against in the Balance Sheet, the Company had no liability or obligation whatsoever, whether accrued, absolute, contingent or otherwise.  Since the date on which the Company took possession of the Liujiaqu Coal Mine, the Company has not incurred any liability or obligation whatsoever, except for liabilities and obligations incurred by the Company in the Ordinary Course of Business.

4.08         Real Property.

(a)           The Company has delivered to the Buyer or will deliver to the Buyer prior to the Closing a complete and accurate list and description of all the real property that the Company owns or leases, has agreed (or has an option) to purchase, sell or lease, or may be obligated to purchase, sell or lease (“Real Property”).  With respect to each parcel of Real Property, the Company has made available to the Buyer true, correct and complete copies of the deed evidencing the Company’s ownership of such parcel, each mortgage or other encumbrance thereon reflected in a written instrument, each instrument (if any) evidencing a grant by or to the Company of an option to purchase or lease such parcel, each lease and leasehold mortgage (if any) with respect to such parcel, and any title policies or commitments and surveys with respect to such parcel.

(b)           The Company (i) has good and marketable fee simple title to all of the Real Property; and (ii) owns such Real Property free and clear of all title defects or objections, liens, restrictions, claims, charges, security interests, easements or other encumbrances of any nature whatsoever, including any mortgages, leases, chattel mortgages, conditional sales contracts, collateral security arrangements and other title or interest retention arrangements.

(c)           No Real Property is subject to (i) any governmental decree or order (or threatened or proposed order known to the Company) to be sold or taken by public authority; or (ii) any rights of way, building use restrictions, exceptions, variances, reservations or limitations of any nature whatsoever, not of record.

4.09         Personal Property.

(a)           The Company has delivered to the Buyer or will deliver to the Buyer prior to the Closing a complete and accurate list and description of all the personal property that the Company owns or leases, has agreed (or has an option) to purchase, sell or lease, or may be obligated to purchase, sell or lease, the net book value of which, as properly reflected in the books and records of the Company, on an individual, item-by-item basis, exceeds $1,000 (the “Personal Property”).

(b)           The Company (i) has good and valid title to all the personal and mixed, tangible and intangible properties and assets which it purports to own or which it uses in the conduct of its business, and all the personal properties and assets reflected, but not shown as leased or encumbered, on the Balance Sheet (except for inventory and assets sold in the Ordinary Course of Business and supplies consumed in the Ordinary Course of Business); and (ii) owns such personal property free and clear of all title defects or objections, liens, restrictions, claims, charges, security interests, easements, or other encumbrances of any nature whatsoever, including any mortgages, leases, chattel mortgages, conditional sales contracts, collateral, security arrangements and other title or interest retention arrangements.  All properties and assets of the Company are in the possession of the Company and located at the Liujiaqu Coal Mine.

(c)           The structures and equipment owned or leased by the Company are structurally sound with no known material defects, are in good and safe operating condition and repair and are adequate for the uses to which they are being put.

(d)           The Company has delivered to the Buyer or will deliver to the Buyer prior to the Closing a complete and accurate list of all leases (including any capital leases) and lease-purchase arrangements (other than Real Property leases) pursuant to which the Company leases personal property from others and which (i) require the Company to pay, for rent and any obligatory improvements, more than $10,000 in any single year or $25,000 during the entire term of such lease or lease-purchase arrangement (including any renewal term that the Company may not avoid by refusing to renew in its sole discretion); or (ii) provide for a purchase option for a price of more than $10,000.  Such list specifies which of such leases, if any, are capital leases.  All leases that are required to be capitalized by GAAP have been so accounted for in the Financial Statements.  The Company has made available to Buyer a true, correct, and complete copy of each of the items required to be listed pursuant to the foregoing.

4.10          Indebtedness.  The Company has delivered to the Buyer or will deliver to the Buyer prior to the Closing a complete and accurate list and description of all instruments or other documents relating to any direct or indirect indebtedness for borrowed money of the Company, as well as indebtedness by way of lease-purchase arrangements, guarantees, undertakings on which others rely in extending credit and all conditional sales contracts, chattel mortgages and other security arrangements with respect to personal property used or owned by the Company.  The Company has made available to Buyer a true, correct, and complete copy of each of the items required to be listed pursuant to the foregoing.

4.11          Litigation.  There are no claims, suits, actions, investigations, indictments or informations, proceedings or arbitrations, grievances or other procedures (including grand jury investigations, actions or proceedings, and product liability and workers’ compensation suits, actions or proceedings) pending, or to the knowledge of Equity Holders or the Company, threatened, before any court, commission, arbitration tribunal, or judicial, governmental or administrative department, body, agency, administrator or official, grand jury, or any other forum for the resolution of grievances, against the Company or involving any of its property or business.

4.12          Employees.  The Company has no employees.  All construction and development work in connection with the Liujiaqu Coal Mine is, has been and will through the Closing Date be performed on behalf of the Company by subcontractors of the Company.

4.13          Labor Disputes.  Neither the Company nor any Equity Holder knows or has reason to know of any labor strike or other labor trouble actually pending, being threatened against, or affecting the Company or the construction or development of the Liujiaqu Coal Mine.

4.14          Environmental Matters.

(a)           The Company is in full compliance with all applicable Environmental Laws;

(b)           The Company has all permits, licenses and other approvals required under the Environmental Laws with respect to the Real Property and the operations thereon;

(c)           There are no past, pending or threatened Environmental Claims relating to the Company’s operations or the Real Property;

(d)           Hazardous Materials have not at any time been present, generated, used, treated, managed, recycled, stored or Released at, on, in or under, or transported to or from the Real Property;

(e)           Hazardous Materials have not at any time been Released at, on, in or under any other property in the vicinity or area of the Real Property;

(f)           There are not now and never have been any underground storage tanks located at, on or under the Real Property; there is no asbestos contained in, forming part of, or contaminating any part of the Real Property; and no polychlorinated biphenyls (PCBs) are used, stored, located at or contaminate any part of the Real Property;

(g)           There are no pending or threatened Environmental Claims at any treatment, storage or disposal facility that has received Hazardous Materials from or generated at the Real Property; and

(h)           There are no past or present facts, actions, activities, circumstances, conditions, occurrences, events or incidents, including the Release or presence of Hazardous Materials, that could (A) form the basis of an Environmental Claim against or involving the Company or the Real Property, (B) cause the Real Property to be subject to any restrictions on or affect its ownership, occupancy, use or transferability under any applicable Environmental Law, (C) require the filing or recording of any notice or restriction relating to the presence of Hazardous Materials in the real estate records in the county or municipality in which the Real Property is located, other than any customary disclosure requirements in connection with the transfer of the Real Property, or (D) prevent or interfere with the construction, operation or maintenance of the Real Property.

4.15          Required Licenses and Permits.  The Company has all licenses, permits or other authorizations of governmental authorities (including all construction, development and mining permits) necessary for the construction and development of the Liujiaqu Coal Mine and the excavation of at least 143 million tons of coal from the Liujiaqu Coal Mine.  The Company has delivered to the Buyer a correct and complete list of all such licenses, permits and other authorizations and has made available to the Buyer true, correct and complete copies of all such written licenses, permits and authorizations.

4.16          Insurance Policies.  The Company has delivered to the Buyer or will deliver prior to the Closing a complete and accurate list and description of all insurance policies in force naming the Company, or any contractors thereof as an insured or beneficiary or as a loss payable payee, or for which the Company has paid or is obligated to pay all or part of the premiums.  The Company has made available to Buyer or will make available prior to the Closing true, correct, and complete copies of each of each such policy.

4.17          Suppliers and Customers.  The Company is not engaged in any dispute with any supplier or customer to the Company.  The Company does not know or have any reason to believe that the consummation of the transactions contemplated hereunder will have any adverse effect on the business relationship of the Company with any such supplier or customer.

4.18          Contracts and Commitments.  The Company has delivered to the Buyer or will deliver prior to the Closing a complete and accurate list and description of the following:

(a)           Any agreement or contract that is material to the construction, development or operation of the Liujiaqu Coal Mine, or to its operations or prospects;

(b)           Any contracts or commitments of the Company that continue for a period of more than six (6) months from the date hereof or require payments, in the aggregate, in excess of $25,000;

(c)           Any outstanding contract, written or oral, with any officer, agent, consultant, advisor, salesman, manufacturer’s representative, distributor, dealer, subcontractor, or broker that is not cancelable by the Company, on notice of not longer than thirty (30) days and without liability, penalty or premium of any kind;

(d)           Any outstanding loan or loan commitment to any person, and any factoring, credit line or subordination agreement;

(e)           Any power of attorney outstanding or any contract, commitment or liability (whether absolute, accrued, contingent or otherwise), as guarantor, surety, co-signer, endorser, co-maker, indemnitor in respect of the contract or commitment of any other person, corporation, partnership, joint venture, association, organization or other entity;

(f)           Any contracts or agreements with any director, officer or equity holder of the Company, or with any person related to any such person or with any company or other organization in which any director, officer, or shareholder of the Company, or anyone related to any such person, has a direct or indirect financial interest;

(g)           Any contract or agreement containing covenants limiting the freedom of the Company to compete in any line of business in any geographic area or requiring the Company to share any profits;

(h)           Any contract, agreement or other arrangement entitling any person or other entity to any profits, revenues or cash flows of the Company or requiring any payments or other distributions based on such profits, revenues, or cash flows; and

(i)           Any presently existing contract, agreement or other arrangement that has had or may in the future have a material adverse effect upon the construction, development or operation of the Liujiaqu Coal Mine.

The Company has made available to the Buyer or will make available prior to the Closing true, correct and complete copies of all contracts, agreements, plans, leases, policies and licenses referred to above.

4.19          Agreements in Full Force and Effect.  All contracts, agreements, plans, leases, policies and licenses referred to in this Article IV are valid and binding, and are in full force and effect and are enforceable in accordance with their terms, except to the extent that the validity or enforceability thereof may be limited by bankruptcy, insolvency, reorganization and other similar laws affecting creditors’ rights generally.  Neither the Company nor any Equity Holder has any knowledge of any pending or threatened bankruptcy, insolvency or similar proceeding with respect to any party to such agreements, and no event has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default thereunder by the Company, or to the knowledge of the Company or any Equity Holder, any other party thereto.

4.20         Absence of Certain Changes and Events.  Since the date on which the Company took possession of the Liujiaqu Coal Mine, the Company has operated only in the Ordinary Course of Business, and has not:

(a)           suffered any damage or destruction adversely affecting the construction, development or operation of the Liujiaqu Coal Mine;

(b)           incurred, assumed or guaranteed any liability or obligation (absolute, accrued, contingent or otherwise) other than in the Ordinary Course of Business;

(c)           permitted any of its assets to be subjected to any mortgage, lien, security interest, restriction, charge or other encumbrance of any kind;

(d)           entered into any material commitment or transaction, other than in the Ordinary Course of Business, affecting the construction, development or operation of the Liujiaqu Coal Mine; or

(e)           agreed in writing, or otherwise, to take any action described in this Section.

4.21           Tax Matters.

(a)           Returns Filed and Taxes Paid.  (i) all Returns required to be filed by or on behalf of the Company have been duly filed on a timely basis and such Returns are true, complete and correct; (ii) all Taxes shown to be payable on the Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis, and no other Taxes are payable by the Company with respect to items or periods covered by such Returns (whether or not shown on or reportable on such Returns) or with respect to any period prior to the date of this Agreement; (iii) the Company has withheld and paid over all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party; and (iv) there are no liens on any of the assets of the Company with respect to Taxes, other than liens for Taxes not yet due and payable.  With respect to any period for which Returns have not yet been filed, or for which Taxes are not yet due and owing, the Company has made due and sufficient accruals for such Taxes on the Financial Statements.

(b)           Tax Deficiencies; Audits; Statutes of Limitations.  (i) the Returns of the Company have never been audited by a government or taxing authority, nor is any such audit in process, pending or threatened (either in writing or verbally, formally or informally); (ii) no deficiencies exist or have been asserted (either in writing or verbally, formally or informally) or are expected to be asserted with respect to Taxes of the Company, and the Company has not received notice (either in writing or verbally, formally or informally) or expects to receive notice that it has not filed a Return or paid Taxes required to be filed or paid by it; (iii) the Company is neither a party to any action or proceeding for assessment or collection of Taxes, nor has such event been asserted or threatened (either in writing or verbally, formally or informally) against the Company or any of its assets; (iv) no waiver or extension of any statute of limitations is in effect with respect to Taxes or Returns of the Company; and (v) the Company has disclosed on its federal income tax returns all positions taken therein that could give rise to a substantial understatement penalty.

4.22           Brokerage.  No broker, agent, or finder has rendered services to the Company or the Equity Holders in connection with the transactions contemplated under this Agreement.

4.23           Disclosure.  No representations, warranties, assurances or statements by any Equity Holder or the Company in this Agreement and no statement contained in any document (including the Financial Statements and the Schedules), certificates or other writings furnished or to be furnished by any Equity Holder or the Company (or caused to be furnished by any Equity Holder or the Company) to the Buyer or any of its representatives pursuant to the provisions hereof contains or will contain any untrue statement of material fact, or omits or will omit to state any fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to the Company and the Equity Holders as follows:

5.01          Organization.  The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, USA and has all requisite corporate power and authority to effect the transactions contemplated hereunder.

5.02          Authorization.  The Buyer has the right, power and capacity to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby.  The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of the Buyer.  This Agreement has been duly and validly executed and delivered by the Buyer and constitutes the Buyer’s legal, valid and binding obligation, enforceable in accordance with its terms.

5.03          No Conflict.  The execution and delivery of this Agreement by the Buyer, the consummation of the transactions contemplated herein by the Buyer, and the performance of the covenants and agreements of the Buyer will not, with or without the giving of notice or the lapse of time, or both, (a) violate or conflict with any of the provisions of any charter document or bylaw of the Buyer;  (b) violate, conflict with or result in breach or default under or cause termination of any term or condition of any mortgage, indenture, contract, license, permit, instrument, trust document, or other agreement, document or instrument to which the Buyer is a party or by which the Buyer or any of its properties may be bound; or (c) violate any provision of law, statute, rule, regulation, court order, judgment or decree, or ruling of any governmental authority, to which the Buyer is a party or by which the Buyer or its properties may be bound.

5.04          Brokerage.  No broker, agent, or finder has rendered services to the Buyer in connection with the transactions contemplated under this Agreement.

5.05          Songzai Stock.  The shares of Songzai Stock to be issued pursuant to this Agreement will be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens and encumbrances and adverse claims other than (a) restrictions imposed by state or federal securities laws or (b) liens, pledges, options, charges, restrictions or other encumbrances created by the recipient of such Songzai Stock.  The shares of Songzai Stock to be issued pursuant to this Agreement will not have been issued in violation of any preemptive rights or rights of first refusal or similar rights.  The shares of Songzai Stock to be issued pursuant to this Agreement will be issued pursuant to an exemption to registration requirements under the federal and applicable state securities laws, assuming the accuracy of the investor suitability representations of the Company and each Equity Holder as the recipients of such Songzai Stock.

5.06          SEC Documents.  The Buyer has filed all forms, reports and documents with the Securities and Exchange Commission (the “SEC”) that have been required to be filed by it prior to the date hereof (all such forms, reports and documents, together with all exhibits and schedules thereto, the “SEC Reports”).  Each SEC Report complied as of its filing date as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as the case may be, each as in effect on the date such SEC Report was filed.  True and correct copies of all SEC Reports filed prior to the date hereof are publicly available in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC.  As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), each SEC Report did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

5.07          Financial Statements.  The financial statements of the Buyer, including the notes thereto, included in the SEC Documents (the “Buyer Financial Statements”) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, and were prepared in accordance with US GAAP applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited statements included in Quarterly Reports on Form 10-Q, as permitted by Form 10-Q under the Exchange Act).  The Financial Statements fairly present in all material respects the consolidated financial condition and operating results of the Buyer at the dates and during the periods indicated therein (subject, in the case of unaudited statements, to normal, recurring year-end audit adjustments).

ARTICLE VI

COVENANTS OF THE EQUITY HOLDERS AND THE COMPANY

6.01           Pre-Closing Operations of the Company.  The Equity Holders and the Company hereby covenant and agree that, except as consented to in writing by the Buyer, pending the Closing, the Company will operate and conduct itself, and the Equity Holders shall cause the Company to operate and conduct itself, only in the Ordinary Course of Business.  Pursuant thereto and not in limitation of the foregoing:

(a)           The Company shall continue to construct and develop the Liujiaqu Coal Mine in accordance with the construction and development plans and timelines previously provided to the Buyer.

(b)           No material contract or commitment of any kind relating to the Company or the Liujiaqu Coal Mine shall be entered into without the prior written consent of the Buyer (for purposes hereof, the word “material” shall refer to any contract or commitment which, if it had been entered into prior to execution of this Agreement, would have been required to be disclosed to the Buyer pursuant to Sections 4.09(e), 4.10, 4.16 or 4.18).

(c)           The Company shall maintain its assets in their present state of repair (ordinary wear and tear excepted) and shall preserve the relationships with the customers, licensors, suppliers, distributors and brokers with whom it has business relations.

(d)           The Company shall not take any of the following actions after the date of this Agreement without the prior written consent of the Buyer:

(i)            Amend any charter document, operating agreement or other governing document of the Company;

(ii)           Solicit or entertain any offer for, or sell or agree to sell, or participate in any business combination with respect to, any of the equity securities of the Company;

(iii)           Do any act, omit to do any act or permit any act within the Equity Holders’ or the Company’s control which will cause any representation or warranty made herein to be untrue as of the Closing or prevent the Equity Holders or the Company from complying with any obligation contained in this Agreement or any obligations contained in any contract; or

(iv)           Take any affirmative action, or fail to take any reasonable action within its control, as a result of which any changes or events listed in Section 4.20 is likely to occur.

6.02           Access; Inspection.  From the date of this Agreement through the Closing Date, the Company shall (a) provide the Buyer and its designees (e.g., officers, counsel, accountants, actuaries, and other authorized representatives) with such information as the Buyer or its designees may from time to time reasonably request with respect to the Company, the Liujiaqu Coal Mine or the transactions contemplated by this Agreement; (b) provide the Buyer and its designees, access during regular business hours and upon reasonable notice to the books, records, offices, personnel, counsel, accountants and actuaries of the Company, as the Buyer or its designees may from time to time reasonably request; and (c) permit the Buyer and its designees to make such inspections of the Liujiaqu Coal Mine and any records or properties related thereto as the Buyer may reasonably request.  Any investigation shall be conducted in such a manner so as not to interfere unreasonably with the construction, development or operation of the Liujiaqu Coal Mine.  No such investigation shall limit or modify in any way the Equity Holders’ or the Company’s obligations with respect to any breach of their representations, warranties, covenants or agreements contained herein.

6.03          Interim Financials.  As promptly as practicable after each regular accounting period ending prior to the Closing Date, the Company will deliver to the Buyer periodic financial reports in the form which it customarily prepares for its internal purposes concerning the Company and, if available, unaudited statements of the financial position of the Company as of the last day of each accounting period and statements of income and changes in financial position of the Company for the period then ended.

6.04           Transfer Taxes.  All sales or transfer taxes, including but not limited to, stock transfer taxes, document recording fees, real property transfer taxes, sales and excise taxes, arising out of or in connection with the consummation of the transactions contemplated hereby shall be paid by the Company or the Equity Holders.

6.05          Preparation of Supporting Documents.  In addition to such actions as the Company may otherwise be required to take under this Agreement or applicable law to consummate this Agreement and the transactions contemplated hereby, the Equity Holders and the Company shall take such action, shall furnish such information, and shall prepare, or cooperate in preparing, and execute and deliver such certificates, agreements and other instruments as the Buyer may reasonably request from time to time, before, at or after the Closing, with respect to compliance with obligations of the Buyer, the Equity Holders or the Company in connection with the transactions contemplated herein.  Any information so furnished by the Equity Holders or the Company shall be true, correct and complete in all material respects and shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

6.06          Notice of Breach or Potential Breach.  The Equity Holders and the Company shall promptly notify the Buyer in writing of (a) any change, circumstance, event, fact or condition that causes or constitutes a breach of any of the representations or warranties of the Equity Holders or the Company made as of the date of this Agreement, (b) the occurrence after the date of this Agreement of any change, circumstance, event, fact or condition that would cause or constitute a breach of any such representation or warranty had that representation or warranty been made as of the time of the occurrence of, or the Company’s or any Equity Holder’s discovery of, such change, circumstance, event, fact or condition, or (c) any change, circumstance, event, fact or condition  which prevents or is reasonably likely to prevent the Equity Holders or the Company from complying with any of their obligations hereunder.  Should any such change, circumstance, event, fact or condition require any change or update to any Schedule or list provided to the Buyer in accordance with this Agreement, the Company and the Equity Holders shall promptly deliver to the Buyer a supplement to such Schedule or list specifying such change.  Notwithstanding the foregoing, no such notice or disclosure pursuant to this Section 6.06 shall affect any of the Buyer’s rights under Article IX, Article X or Article XI.

6.07          Acquisition Proposals.  Prior to the Closing or the termination of this Agreement, the Company and the Equity Holders shall not, and shall not permit the Company or any officer, director, employee or agent of the Company to (a) solicit, initiate or encourage submission of proposals or offers, or accept any offers, from any person or entity relating to any acquisition or purchase of all or a material amount of the assets of, or any equity interest in, or any merger, consolidation or business combination with, the Company (an “Acquisition Proposal”), or (b) participate in any discussions or negotiations regarding, or furnish to any other person or entity any information with respect to, or otherwise cooperate in any way with or assist, facilitate or encourage any Acquisition Proposal by any other person or entity.  The Company and/or the Equity Holders shall notify the Buyer in writing of any Acquisition Proposal within twenty-four hours of receipt or awareness of such Acquisition Proposal.  Such notification shall specify, in reasonable detail, the terms of such Acquisition Proposal

6.08          Development Costs, Taxes, Utilities, Assessments and Similar Adjustments.

(a)           The Company and the Equity Holders shall be responsible for the payment of all costs and expenses, including without limitation taxes and utilities charges, related to the construction and development of the Liujiaqu Coal Mine, whether incurred before or after the Closing Date.  In furtherance of the foregoing, the Company, the Equity Holders and the Buyer will negotiate in good faith a Development Agreement to be entered into among the parties as of the Closing Date (the “Development Agreement”).

(b)           The Company and the Equity Holders shall be responsible for the payment of the following, whether incurred before or after the Closing Date:

(i)             all federal, state and other taxes imposed upon the Company’s net income from the transactions contemplated hereunder (including but not limited to federal taxes based upon depreciation recapture and federal taxes based upon the recapture of investment tax credit);

(ii)            taxes payable by the Company on gross income from the sale of the Assets to the Buyer hereunder;

(iii)           all sales and use taxes imposed on the purchase, sale, use or transfer of property by the Company prior to and as a result of the Closing;

(iv)           any penalties, interest, or similar charges with respect to the foregoing taxes enumerated in this Section; and

(v)            realty transfer taxes imposed on the conveyance of the Real Property, as well as any filing or recording fees or mortgage taxes applicable to such transfer.

ARTICLE VII

COVENANTS OF THE PARTIES

The Company, the Equity Holders and the Buyer, respectively, hereby covenant to and agree with one another as follows:

7.01          Approvals of Third Parties; Satisfaction of Conditions to Closing.  The Company, the Equity Holders and the Buyer will use their reasonable, good faith efforts, and will cooperate with one another, to secure all necessary consents, approvals, authorizations and exemptions from governmental agencies and other third parties, including, without limitation, all consents required by Sections 9.04 and 9.05 hereof.  If any consent or approval is not obtained prior to or on the Closing Date, and such consent or approval relates to the transfer or assignment to the Buyer of a lease, contract or other agreement that constitutes an Asset (a “Company Contract”), the Company shall hold such Company Contract in trust for the use and benefit of the Buyer, and shall take such other action as may be reasonably requested by the Buyer in order to place the Buyer in the same position as if such consents or approvals had been obtained.  The Company and the Equity Holders will use their reasonable, good faith efforts to cause or obtain the satisfaction of the conditions specified in Article IX.  The Buyer will use its reasonable, good faith efforts to cause or obtain the satisfaction of the conditions specified in Article VIII.

7.02          Confidentiality.

(a)           The Company and the Equity Holders shall hold in confidence and not directly or indirectly use, copy, reveal, report, publish, disclose or transfer any Confidential Information to any person or entity except as necessary to carry out its obligations under this Agreement, or utilize any of the Confidential Information for any purpose not explicitly authorized hereunder, except that the Company and the Equity Holders may disclose Confidential Information to their employees, consultants and financial and legal advisors  (hereinafter “Consultants”), provided such Consultants have a need to know and have executed nondisclosure agreements obligating such Consultants to keep the Confidential Information confidential, or are otherwise bound by similar confidentiality obligations.  The limitations contained in this Section 7.02 shall be effective upon the Closing and shall remain in effect for two (2) years following the Closing Date.

(b)           In the event the Company or any of the Equity Holders becomes legally compelled to disclose any of the Confidential Information, such party will provide to the Buyer prompt notice so that the Buyer may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 7.02.  In the event that such protective order or other remedy is not obtained, or compliance with the provisions of this Section 7.02 is waived, such party will furnish only that portion of the Confidential Information which is legally required, and to the extent requested by the Buyer, will exercise its best efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information.

(c)           The injury that Disclosing Party will suffer in the event of a breach of any covenant or agreement contained herein by the Company or any of the Equity Holders cannot be compensated by monetary damages alone, and the parties therefore agree that the Buyer, in addition to and without limiting any other remedies or rights which it may have either under this Agreement or otherwise, shall have the right to obtain an injunction against the Company or any of the Equity Holders, as applicable, from any court of competent jurisdiction, enjoining any such breach.  The covenants and agreements contained in this Section 7.02 shall inure to the benefit of, and may be enforced by, the Buyer and its successors and assigns.

7.03          Employee Benefits Plans.  The Buyer shall not adopt, assume or otherwise become responsible for, either primarily or as a successor employer, any assets or liabilities of any employee benefit plans, arrangements, commitments or policies currently provided by the Company.  If and to the extent that the Buyer is deemed by law or otherwise to be liable as a successor employer for such purposes, the Company and the Equity Holders shall jointly and severally indemnify the Buyer for the full and complete costs, fees and other liabilities which result.

7.04          Casualty.  The Company shall bear the risk of any loss or damage or destruction to any of the Assets from fire or other casualty or cause at all times prior to the Closing.  Upon the occurrence of any loss or damage to any material portion of the Assets as a result of fire, casualty, or other causes prior to the Closing, the Company shall immediately notify the Buyer of the same in writing, stating with particularly the extent of loss or damage incurred, the cause thereof, if known, and the extent to which restoration, replacement, and repair of the Assets lost or destroyed will be reimbursed under any insurance policy with respect thereto.  The Buyer shall have the option, but not the obligation, exercisable within ten (10) days after receipt of such notice from the Company, to:

(a)           Postpone the Closing until such time as such Assets have been completely repaired, replaced, or restored;

(b)           Elect to consummate the Closing and accept the Assets in their “then” condition, in which event the Company shall assign to the Buyer all rights under any insurance claim covering the loss and pay over to the Buyer any proceeds under any such insurance policy theretofore received by the Company with respect thereto; or

(c)           Terminate this Agreement, whereupon this Agreement shall be of no further force or effect and neither the Company nor the Buyer shall have any further rights, duties, or obligations hereunder, except as set forth in Section 11.02 hereof.

7.05          Condemnation.  If prior to the Closing any of the Company’s real property shall have been taken by condemnation in any proceeding by a public authority or other body vested with the power of eminent domain or shall have been acquired by a public or quasi-public body for public purposes, or if condemnation proceedings therefor shall have been instituted, the Company shall give the Buyer prompt notice of such occurrence.  If such condemnation takes, or proposes to take, all of the Company’s real property, the Buyer may terminate this Agreement by giving the Company notice to such effect within ten (10) days after the Company’s notice to the Buyer of such occurrence, with the date of the Closing to be extended, if necessary, to provide such a ten (10) day period.  If the Buyer shall so elect to terminate this Agreement, the parties hereto shall have no further rights, duties, or obligations hereunder, except as set forth in Section 11.02 hereof.  If the taking or proposed taking is to include such portion of the Company’s real property as shall, in the Buyer’s judgment, materially and substantially interfere with the Buyer’s intended uses of the Assets, then the Buyer may terminate cancel this agreement by giving the Company written notice to such effect within ten (10) days after receipt of the Company’s notice of such occurrence, with the date of the Closing to be extended, if necessary, to provide such ten (10) day period.  If the Buyer shall so elect, this Agreement shall be terminated and the parties hereto shall have no further rights, duties, or obligations hereunder, except as set forth in Section 11.02 hereof.  If this Agreement is not terminated as provided above, this Agreement shall remain in full force and effect and the purchase contemplated herein, less any portion of the Company’s real property taken by eminent domain or condemnation, or sold in lieu thereof, shall be consummated without reduction of the Purchase Price.  In such event, the Company shall, at the Closing, assign, transfer, and set over unto the Buyer all of the Company’s right, title and interest in and to any awards or proceeds paid or payable for such taking or sale in lieu thereof.

ARTICLE VIII

CONDITIONS TO OBLIGATIONS OF THE EQUITY HOLDERS
AND THE COMPANY

Each of the obligations of the Equity Holders and the Company to be performed hereunder shall be subject to the satisfaction (or waiver by the Company) at or prior to the Closing Date of each of the following conditions:

8.01          Representations and Warranties Accurate at Closing Date.  Each of the Buyer’s representations and warranties contained in this Agreement shall be accurate in all material respects as of the date of this Agreement and as of the Closing Date with the same force and effect as though made on and as of the Closing Date; the Buyer shall have complied in all material respects with the covenants and agreements set forth herein to be performed or complied with by it on or before the Closing Date; and the Buyer shall have delivered to the Company a certificate dated the Closing Date and signed by its duly authorized officer to all such effects, and confirming such other matters as may be reasonably requested by the Company.

8.02          Litigation.  No suit, investigation, action or other proceeding shall be pending or overtly threatened against the Company or the Buyer before any court or governmental agency which has resulted in the restraint or prohibition of any such party, or could, in the reasonable opinion of counsel for the Company, result in the obtaining of material damages or other relief from any such party, in connection with this Agreement or the consummation of the transactions contemplated hereby.

8.03          Required Governmental Approvals.  All governmental authorizations, consents and approvals necessary for the valid consummation of the transactions contemplated hereby shall have been obtained and shall be in full force and effect.  All applicable governmental pre-acquisition filing, information furnishing and waiting period requirements shall have been met or such compliance shall have been waived by the governmental authority having authority to grant such waivers.

ARTICLE IX

CONDITIONS TO OBLIGATIONS OF THE BUYER

The obligations of the Buyer to be performed hereunder shall be subject to the satisfaction (or waiver by the Buyer) on or before the Closing Date of each of the following conditions:

9.01          Representations and Warranties Accurate at Closing Date.  Each of the representations and warranties of Equity Holders and the Company contained in this Agreement shall be accurate in all material respects as of the date of this Agreement and as of the Closing Date with the same force and effect as though made on and as of the Closing Date (provided that each of the representations and warranties of the Equity Holders and the Company in Sections qualified by materiality shall be accurate in all respects as of the date of this Agreement and as of the Closing Date with the same force and effect as though made on and as of Closing Date); the Equity Holders and the Company shall have performed and complied in all respects with the respective covenants and agreements set forth herein to be performed or complied with by each of them on or before the Closing Date; and the Equity Holders and the Company shall have delivered to the Buyer a certificate signed on behalf of the Company by its President and on behalf of the Equity Holders by their duly authorized representatives to all such effects, and confirming such other matters as may be reasonably requested by the Buyer.

9.02           No Material Change.  The Company shall not have suffered any material adverse change since the date of this Agreement (whether or not such change is referred to or described in any Schedule) in its business, prospects, financial condition, working capital, assets, liabilities (absolute, accrued, contingent or otherwise), reserves or operations.

9.03          Litigation.  No suit, investigation, action or other proceeding or claim shall be pending or overtly threatened against the Buyer, any Equity Holder or the Company before any court or governmental agency, which has resulted in the restraint or prohibition of any such party, or, in the reasonable opinion of the  Buyer or its counsel, could result in the obtaining of material damages or other relief from any such party, in connection with this Agreement or the consummation of the transactions contemplated hereby.

9.04          Required Governmental Approvals.  All governmental authorizations, consents and approvals necessary for the valid consummation of the transactions contemplated hereby shall have been obtained and shall be in full force and effect.  All applicable governmental pre-acquisition filing, information furnishing and waiting period requirements shall have been met or such compliance shall have been waived by the governmental authority having authority to grant such waivers.

9.05          Other Necessary Consents.  The Equity Holders and the Company shall have obtained all consents and approvals required to be reported to the Buyer pursuant to Section 4.04.  With respect to each such consent or approval, Buyer shall have received written evidence, satisfactory to it, that such consent or approval has been duly and lawfully filed, given, obtained or taken and is effective, valid and subsisting.

9.06          Opinion of Counsel to the Equity Holders and the Company.  The Buyer shall have received from counsel to the Equity Holders and the Company an opinion, dated the Closing Date, in a form acceptable to the Buyer.

9.07          Actions by the Company.  The Board of Directors of the Company shall have approved this Agreement, and authorized its execution, delivery and performance by the Company.

9.08          Due Diligence Review.  Representatives of the Buyer shall have completed the due diligence review of the operations, condition (financial and other), prospects, assets and liabilities of, and other matters related to, the Company and its business to the Buyer’s satisfaction.

9.09          Financing.  The Buyer shall have secured third party financing of at least Thirty Million Dollars ($30,000,000) on terms satisfactory to the Buyer in order to finance the transactions contemplated by this Agreement.

9.10          Real Property Title Insurance.  The Buyer shall have obtained at its expense a title insurance policy insuring the Buyer that the Buyer has good, valid and marketable title in fee simple absolute to the Real Property, free and clear of all title defects or objections, liens, claims, charges, security interests or other encumbrances of any nature whatsoever, except as described in such policies and which are reasonably acceptable to the Buyer and except for Permitted Liens, and containing an endorsement insuring that any knowledge of title defects on the part of the Equity Holders or the Company on or prior to the Closing will not be attributed to the Buyer.

9.11          Newco Governing Documents; Profit Sharing Agreement.  The parties shall have executed and delivered the Newco Governing Documents or the Profit Sharing Agreement, as the case may be, in forms acceptable to the Buyer.

9.12          Development Agreement.  The parties shall have executed and delivered the Development Agreement on terms acceptable to the Buyer.

9.13          Certificates.  The Company shall have delivered to the Buyer:

(a)           Certificates of the Secretary or Assistant Secretary of Equity Holder 1 and the Company (i) attaching and certifying copies of the resolutions of its board of directors, authorizing the execution, delivery and performance of this Agreement and the other documents, instruments and certifications required or contemplated hereby, (ii) certifying the name, title and true signature of each officer of the Equity Holders and the Company executing or authorized to execute this Agreement and the other documents, instruments and certifications required or contemplated hereby, and (iii) attaching and certifying a true, correct and complete copy of the bylaws of each of the Equity Holders and the Company; and

(b)           Copies of the articles or charter of Equity Holder 1 and the Company certified by the Secretary of State of the jurisdiction of its incorporation and by its Secretary or Assistant Secretary

9.14     Documents Satisfactory in Form and Substance.  All agreements, certificates, opinions and other documents delivered by the Equity Holders and the Company to the Buyer hereunder shall be in form and substance satisfactory to the Buyer and its counsel, in the exercise of their reasonable judgment.

ARTICLE X

INDEMNIFICATION

10.01    Indemnification Generally.

(a)  Except as otherwise limited by this Article X, the Equity Holders and the Company shall, jointly and severally, indemnify, reimburse and hold harmless the Buyer and any successor or assigns thereof, and their respective officers, directors, employees, consultants and agents (the “Protected Parties”), from and against any and all claims, losses, liabilities, damages, costs (including court costs) and expenses (including reasonable attorneys’ and accountants’ fees) (hereinafter “Loss” or “Losses”) asserted against, imposed upon, suffered by or incurred by any of the Protected Parties as a result of, or with respect to, or arising from (i) any breach or inaccuracy of any representation or warranty of the Equity Holders or the Company set forth in this Agreement, whether such breach or inaccuracy exists or is made on the date of this Agreement or as of the Closing Date; (ii) any breach or inaccuracy of any representation or warranty of the Equity Holders or the Company set forth in any certificate or other document delivered pursuant hereto or in connection herewith, including the certificate to be provided to the Buyer pursuant to Section 9.01 hereof, without regard to the materiality qualification contained in such certificate; (iii) any breach of or noncompliance by the Equity Holders or the Company with any covenant or agreement of the Equity Holders or the Company contained in this Agreement; (iv) any and all liabilities and obligations arising out of any breach by the Company of any agreement assumed by the Buyer at the Closing by written instrument executed by the Buyer pursuant to this Agreement; and (v) the construction and development of the Liujiaqu Coal Mine.

(b)  Further, the Equity Holders and the Company shall, jointly and severally, indemnify, reimburse and hold harmless the Protected Parties from and against any and all Environmental Claims or other damages, costs or expenses arising out of, imposed upon, incurred by or asserted against any of the Protected Parties in connection with or in any way relating to environmental conditions in, on, at, under, above or around the Real Property as of the Closing Date, including, without limitation, by reason of (i) the presence, use, generation, treatment, storage, recycling or management of any Hazardous Material at, in, on or under the Real Property by any person, (ii) the Release into the environment or the transport of Hazardous Materials to, from, in, on, at, under, above or around the Real Property, (iii) the violation of or noncompliance with any Environmental Law in connection with the Real Property, and (iv) any loss of or damage to any property, natural resources or the environment, or death of or injury to any person, resulting from or relating to any Hazardous Material that is or was present, used, generated, treated, stored, recycled, managed, transported to or from or Released in, on, at, under, above or around the Real Property.

10.02   Indemnity Claims.  The representations and warranties of the Equity Holders and the Company contained herein or in any certificate or other document delivered pursuant hereto or in connection herewith shall not be extinguished by the Closing but shall survive the Closing for, and all claims for indemnification in connection therewith shall be asserted no later than, two (2) years after the Closing Date; provided that, notwithstanding the foregoing, (a) claims with respect to Losses arising out of or related in any way to (i) any breach of or inaccuracy in the representations and warranties contained in Article III hereof, and (ii) the matters described in Sections 10.01(a)(iii), (iv) and (v) and 10.01(b), may be made without limitation, except as limited by law; and (b) claims with respect to Losses arising out of or related in any way to (i) any breach of or inaccuracy in the representations and warranties contained in Section 4.05 hereof (insofar as such representations and warranties relate to any federal, state, or local antitrust law or regulation), Section 4.14 hereof, and Section 4.21 hereof, and (ii) claims made by third parties against any of the Protected Parties with respect to any of the matters described in Section 10.01 hereof, may be made until, and shall be made no later than, thirty (30) days after the expiration of the applicable statute of limitations with respect thereto (the matters described in clauses (a) and (b) being referred to as “Surviving Matters”).  The covenants and agreements of the Equity Holders and the Company contained herein shall survive without limitation as to time except as may be otherwise specified herein.

10.03    Threshold.  Except for claims made in connection with a breach of the representations and warranties contained in Article III or Sections 4.01, 4.02, 4.03, 4.14, 4.21 or 4.22, the Buyer shall make no claim against the Equity Holders or the Company for indemnification under Section 10.01(a)(i) or (ii) hereof for a breach of a representation or warranty contained herein unless and until the aggregate amount of such claims against the Equity Holders and the Company exceeds $100,000 (the “Threshold”) in which event the Buyer may claim indemnification for the full amount of all such claims.  Notwithstanding anything to the contrary contained herein, the amount of any claim with respect to Surviving Matters shall not be applied or included with other claims to determine whether the Threshold has been reached.  Further, all Losses which would have given rise to a claim for indemnity under Section 10.01(a)(i) or (ii) hereof but for any materiality qualification contained in any representation or warranty shall be included with other claims to determine whether the Threshold has been reached.

10.04    Cap.  Notwithstanding anything to the contrary contained herein, in no event shall the aggregate liability of the Equity Holders and the Company under this Article X for Losses suffered or incurred by any of the Protected Parties exceed the Purchase Price; provided, however, that there shall be no limit on the aggregate liability of the Equity Holders and the Company under this Article X with respect to:  (a) Losses suffered or incurred as a result of a breach of the representations contained in Article III or Sections 4.01, 4.02, 4.03, 4.14, 4.21 or 4.22; (b) Losses arising out of or related in any way to the matters described in Section 10.01(b); or (c) a breach of any representation or warranty arising out of fraud or willful misconduct on the part of the Company or the Equity Holders.

10.05   Notice of Claim.  The Buyer shall notify the Equity Holders and the Company, in writing, of any claim for indemnification, specifying in reasonable detail the nature of the Loss, and, if known, the amount, or an estimate of the amount, of the liability arising therefrom.  The Buyer shall provide to the Equity Holders and the Company as promptly as practicable thereafter such information and documentation as may be reasonably requested by the Equity Holders and the Company to support and verify the claim asserted, so long as such disclosure would not violate the attorney-client privilege of the Buyer.

10.06   Defense.  If the facts pertaining to a Loss arise out of the claim of any third party, or if there is any claim against a third party (other than a Protected Party) available by virtue of the circumstances of the Loss, the Equity Holders and/or the Company (as applicable, the “Indemnifying Party”) may assume the defense or the prosecution thereof by prompt written notice to the Buyer and the affected Protected Party, including the employment of counsel or accountants, at its cost and expense.  The Buyer and the affected Protected Party shall have the right to employ counsel separate from counsel employed by the Indemnifying Party in any such action and to participate therein, but the fees and expenses of such counsel employed by the Buyer and the affected Protected Party shall be at their expense.  The Indemnifying Party shall not be liable for any settlement of any such claim effected without its prior written consent, which shall not be unreasonably withheld; provided that if the Indemnifying Party does not assume the defense or prosecution of a claim as provided above within thirty (30) days after notice thereof from any Protected Party, the Buyer and the affected Protected Party may settle such claim without the Indemnifying Party’s consent.  The Indemnifying Party shall not agree to a settlement of any claim which provides for any relief other than the payment of monetary damages or which could have a material precedential impact or effect on the business or financial condition of any Protected Party without the Buyer’s and the affected Protected Party’s prior written consent.  Whether or not the Indemnifying Party chooses to so defend or prosecute such claim, all the parties hereto shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith.  The Indemnifying Party shall be subrogated to all rights and remedies of any Protected Party, except to the extent they apply against another Protected Party.

10.07    Right to Indemnification Not Affected by Knowledge.  The right to indemnification, payment of damages or other remedy based on the representations, warranties, covenants, and obligations in this Agreement and the other documents and certificates delivered pursuant to this Agreement will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation.  The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of damages, or other remedy based on such representations, warranties, covenants and obligations.

10.08    Set-off.  The Buyer shall be entitled to set-off any amount or right it may be entitled to hereunder against any amount, right or obligation owed to the Company under this Agreement or any other agreement entered into in connection herewith, including without limitation the Newco Governing Documents or the Profit Sharing Agreement.

ARTICLE XI

TERMINATION PRIOR TO CLOSING

11.01    Termination of Agreement.  This Agreement may be terminated at any time prior to the Closing:

(a)  By the mutual written consent of Buyer, the Company and Equity Holders;

(b)  By the Company and the Equity Holders in writing, without liability, if the Buyer shall (i) fail to perform in any material respect its agreements contained herein required to be performed by it on or prior to the Closing Date, or (ii) materially breach any of its representations, warranties or covenants contained herein, which failure or breach is not cured within ten (10) days after the Company and the Equity Holders have notified Buyer of their intent to terminate this Agreement pursuant to this subparagraph (b);

(c)  By the Buyer in writing, without liability, if either the Company or any of the Equity Holders shall (i) fail to perform in any material respect their agreements contained herein required to be performed by them on or prior to the Closing Date, or (ii) materially breach any of their representations, warranties or covenants contained herein, which failure or breach is not cured within ten (10) days after the Buyer has notified the Company and the Equity Holders of its intent to terminate this Agreement pursuant to this subparagraph (c);

(d)  By either the Company, the Equity Holders or the Buyer in writing, without liability, if there shall be any order, writ, injunction or decree of any court or governmental or regulatory agency binding on the Buyer, the Equity Holders or the Company, which prohibits or restrains the Buyer, the Equity Holders or the Company from consummating the transactions contemplated hereby, provided that the Buyer, the Equity Holders and the Company shall have used their reasonable, good faith efforts to have any such order, writ, injunction or decree lifted and the same shall not have been lifted within 30 days after entry, by any such court or governmental or regulatory agency;

(e)  By either the Company, the Equity Holders or the Buyer, in writing, without liability, if for any reason the Closing has not occurred by September 30, 2010 other than as a result of the breach of this Agreement by the party attempting to terminate the Agreement; or

(f)  By the Buyer, in writing, without liability, if the Buyer, in its sole discretion, (i) is not satisfied with the findings of its inspections and due diligence review of the Real Property or the operations, condition (financial and other), prospects, assets and liabilities of, and other matters related to, the Company and its business, including without limitation the construction, development and prospective operation of the Liujiaqu Coal Mine, or (ii) determines that the parties will not be able to agree to the Newco Governing Documents, the Profit Sharing Agreement, the Development Agreement, or any other agreement or instrument to be negotiated and delivered in connection with this Agreement on terms acceptable to the Buyer.

11.02    Termination of Obligations.  Termination of this Agreement pursuant to this Article XI shall terminate all obligations of the parties hereunder, except for the obligations under Sections 7.02, 11.02, 13.08 and 13.10 hereof; provided, however, that termination pursuant to subparagraphs (b), (c) or (e) of Section 11.01 hereof shall not relieve a defaulting or breaching party from any liability to the other party hereto.

ARTICLE XII

DEFINED TERMS; INTERPRETATION OF AGREEMENT

12.01    Defined Terms.

(a)  “Confidential Information” shall mean any data or information, without regard to form, concerning the Liujiaqu Coal Mine or its operations that is of value and is not generally known to the general public or to others in the mining industry.  To the extent consistent with the foregoing, Confidential Information includes, but is not limited to, lists (whether in written form or otherwise) of any information about the executives and employees, marketing techniques, price lists, pricing policies, business methods, and contracts and contractual relations relating to the Liujiaqu Coal Mine; provided that Confidential Information shall not include any materials or information of the types specified above to the extent that such materials or information: (A) are or become publicly known or generally utilized by others engaged in the same business or activities as those undertaken at the Liujiaqu Coal Mine; or (B) are furnished to others by the Buyer with no restriction on disclosure.  Failure to mark any of the Confidential Information as confidential shall not affect its status as Confidential Information under this Agreement.

(b)  “Environmental Claims” shall mean any and all administrative, regulatory or judicial actions, causes of action, suits, investigations, obligations, liabilities, losses, proceedings, decrees, judgments, penalties, fines, fees, demands, demand letters, orders, directives, claims (including any claims involving liability in tort, strict, absolute or otherwise), liens, notices of noncompliance or violation, and legal and consultant fees and costs of investigations or proceedings, relating in any way to any Environmental Law or the presence or Release (or alleged presence or Release) into the environment of any Hazardous Material on, at or from the Real Property (hereinafter “Claims”) including, without limitation, and regardless of the merit of such Claim, any and all Claims by any governmental or regulatory authority or by any third party or other person for enforcement, mitigation, cleanup, removal, response, remediation or other actions or damages, contribution, indemnification, cost recovery, compensation or injunctive or declaratory relief pursuant to any Environmental Law or any alleged injury or threat of injury to human health, safety, natural resources or the environment.

(c)  “Environmental Laws” shall mean all present and future federal, state and local laws, statutes, ordinances, regulations, codes, policies, rules, directives, orders, decrees, permits, licenses, approvals, authorizations, criteria, guidelines, covenants, deed restrictions, treaties, conventions, and rules of common law now or hereafter in effect, and in each case as amended, and any judicial or administrative judgment, opinion or interpretation thereof, relating to the regulation or protection of human health, safety, natural resources or the environment, including, without limitation, laws and regulations (and all other items recited above) relating to the use, treatment, storage, management, handling, manufacture, generation, processing, recycling, distribution, transport, Release or threatened Release of or exposure to any Hazardous Material.

(d)  “Hazardous Materials” shall mean, collectively, any substance, material, product, derivative, compound, mixture, mineral, chemical, waste, medical waste or gas, in each case whether naturally occurring, human-made or the by-product of any process, including but not limited to petroleum or petroleum products (A) that is now or hereafter becomes defined or included within the definition of a “hazardous substance,” “hazardous waste,” “hazardous material,” “toxic chemical,” “toxic substance,” “hazardous chemical,” “extremely hazardous substance,” “pollutant,” “contaminant,” or any other words of similar meaning under any Environmental Law, (B) exposure to which or the presence, use, generation, treatment, Release, transport or storage of which is now or hereafter prohibited, limited, restricted or regulated under any Environmental Law or by any governmental or regulatory authority, or (C) that could require investigation, response or remediation, or could support the assertion of any Environmental Claim.

(e)  “Knowledge”.  As used herein, the terms “Equity Holders’ knowledge” and “to the knowledge of the Equity Holders” with respect to the Equity Holders shall mean the knowledge of any Equity Holders (and where the Equity Holder is a corporation any director or officer of such Equity Holder) following due and diligent inquiry, and the terms “the Company’s knowledge” or “to the knowledge of the Company” shall mean the knowledge of any director or officer of the Company following due and diligent inquiry.

(f)  “Ordinary Course of Business” means, with respect to actions and operations conducted by the Company, actions and operations that are (a) consistent with the past practices of the Company, (b) taken in the ordinary course of the normal, day-to-day operations of the Company, (c) not required to be authorized by the Board of Directors or other governing body of the Company, and (d) similar in nature and magnitude to actions and operations customarily taken, without any authorization by the Board of Directors or other governing body, in the ordinary course of the normal, day-to-day operation of other companies that are in the same line of business as the Company.

(g)  “Release” shall mean the release, deposit, disposal or leakage of any Hazardous Material at, into, upon or under any land, water or air, or otherwise into the environment, including, without limitation, by means of burial, disposal, discharge, emission, injection, spillage, leakage, seepage, leaching, dumping, pumping, pouring, escaping, emptying, placement and the like.

(h)  “Taxes” shall mean all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and state income taxes), payroll and employee withholding taxes, unemployment insurance, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers’ compensation and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which the Company is required to pay, withhold or collect.

(i)  “Returns” shall mean all reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

12.02   Language.  This Agreement is signed in duplicates in both Chinese and English languages, and each party shall hold one original copy for each language.  Notwithstanding the foregoing, if there is any conflict between the two languages, the English version of this Agreement shall prevail.

12.03    Including.  Words of inclusion shall not be construed as terms of limitation herein, so that references to “included” matters shall be regarded as non-exclusive, non-characterizing illustrations.

12.04    Gender and Number.  Where the context requires, the use of a pronoun of one gender or the neuter is to be deemed to include a pronoun of the appropriate gender, singular words are to be deemed to include the plural, and vice versa.

12.05    References.  Whenever reference is made in this Agreement to any Article, Section, Schedule or Exhibit, such reference shall be deemed to apply to the specified Article or Section of this Agreement or the specified Schedule or Exhibit to this Agreement.

ARTICLE XIII

MISCELLANEOUS

13.01    No Liens Created.  This Agreement shall not be construed to create any lien or encumbrance on any of the Assets, or to create any rights in any third persons or to indicate that the Buyer is assuming any liabilities of the Company except as specifically provided for in the Assignment and Assumption Agreement (if applicable).

13.02    Entire Agreement.  This Agreement (including the Schedules and Exhibits, which are incorporated herein) constitutes the sole understanding of the parties with respect to the subject matter hereof; provided, however, that this provision is not intended to abrogate any other written agreement between the parties executed with or after this Agreement.

13.03    Amendment.  No amendment, modification or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the parties hereto.

13.04    Parties Bound by Agreement; Successors and Assigns.  The terms, conditions and obligations of this Agreement shall inure to the benefit of and be binding upon the parties hereto and the respective successors and assigns thereof.  Without the prior written consent of the Buyer, neither the Equity Holders nor the Company may assign its or their rights, duties or obligations hereunder or any part thereof to any other person or entity.  The Buyer may assign its rights and duties hereunder in whole or in part (before or after the Closing) to one or more entities, including without limitation a “Newco” subsidiary as contemplated by Section 2.01(c) above.

13.05   Counterparts and Facsimile.  This Agreement may be executed in multiple counterparts, each of which shall for all purposes be deemed to be an original and all of which, when taken together, shall constitute one and the same instrument. This Agreement may be executed and delivered by facsimile.

13.06    Headings.  The headings of the Sections and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.

13.07    Modification and Waiver.  Any of the terms or conditions of this Agreement may be waived in writing at any time by the party which is entitled to the benefits thereof.  No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar).

13.08        Expenses.  Except as otherwise provided herein, the Equity Holders, the Company and the Buyer shall each pay all costs and expenses incurred by each of them, or on their behalf respectively, in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of their own financial consultants, accountants and counsel.

13.09    Notices.  Any notice, request, instruction or other document to be given hereunder by any party hereto to any other party hereto shall be in writing and sent by facsimile or delivered personally or sent by registered or certified mail (including by overnight courier or express mail service), postage or fees prepaid,

if to Equity Holders or the Company to:	Erdos City Bayinmengke Investment Group Co., Ltd. 34 N YiJinHuoLuoXi St., Dongsheng District, Erdos City China Attention: Mr. Shan Li

if to Buyer to:	Songzai International Holding Group Inc. 17890 Castleton St., #112 City of Industry; CA 91748, USA Fax: (626) 965-0080 Attention: Mr. Hongwen Li

with a copy to:	McKenna Long & Aldridge LLP Suite 5300 303 Peachtree Street Atlanta, Georgia 30308 Fax: (404) 527-4198 Attention: Thomas Wardell, Esq.

or at such other address for a party as shall be specified by like notice.  Any notice sent by facsimile shall be deemed to have been duly given to the party to whom it is sent upon written confirmation of receipt, provided that a copy of such fax is delivered personally or mailed to the recipient within one business day of the date of the fax, in the manner herein provided. Any notice which is delivered personally in the manner provided herein shall be deemed to have been duly given to the party to whom it is directed upon actual receipt by such party or the office of such party.  Any notice which is addressed and mailed in the manner herein provided shall be conclusively presumed to have been duly given to the party to which it is addressed at the close of business, local time of the recipient, on the fourth business day after the day it is so placed in the mail or, if earlier, the time of actual receipt.

13.10   Governing Law; Jurisdiction.  This Agreement is executed by the Buyer in and shall be construed in accordance with and governed by the laws of the State of California, USA without giving effect to the principles of conflicts of law thereof.  Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement or the transactions contemplated hereby, or for recognition and enforcement of any judgment in respect hereof, brought by the other party hereto or its successors or assigns may be brought and determined in state or federal courts sitting in the State of California, USA, and each party hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts.  Each party hereto hereby irrevocably waives, and agrees not to assert, by way of a motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper, and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

13.11   Public Announcements.  No public announcement shall be made by any person with regard to the transactions contemplated by this Agreement without the prior consent of the Company, the Equity Holders and the Buyer; provided that either party may make such disclosure if advised by counsel that it is legally required to do so.  The Company, the Equity Holders and the Buyer will discuss any public announcements or disclosures concerning the transactions contemplated by this Agreement with the other parties prior to making such announcements or disclosures.

13.12   No Third-Party Beneficiaries.  With the exception of the parties to this Agreement and the Protected Parties, there shall exist no right of any person to claim a beneficial interest in this Agreement or any rights occurring by virtue of this Agreement.

13.13   Severability.  In case any one or more of the provisions contained in this Agreement should be found by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect against any party hereto, such invalidity, illegality, or unenforceability shall only apply to such party in the specific jurisdiction where such judgment shall be made, and the validity, legality, and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, except that this Agreement shall not be reformed in any way that will deny to any party the essential benefits of this Agreement, unless such party waives in writing its rights to such benefits.

13.14   Further Assurances.  Each of the parties hereto will use its reasonable good faith efforts to take all actions and to do all things necessary, proper or advisable following the Closing to consummate and effectuate the transactions contemplated by this Agreement.

13.15   Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specified terms.  It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

(Signatures appear on following page)

IN WITNESS WHEREOF, each of the parties hereto has duly executed and delivered this Agreement as of the date first above written.

BUYER:

Songzai International Holding Group Inc.
By:	/s/ Hongwen Li
Name: Hongwen Li Title:Chief Executive Officer

EQUITY HOLDERS:

Erdos City Bayinmengke Investment Group Co., Ltd.

By:	/s/ Shan Li
Name: Shan Li
Title: Chairman and Chief Executive Officer

/s/ Shan Li
Shan Li

/s/ Liyin Wang
Liying Wang

COMPANY:

Erdos City Bayinmengke Liujiaqu Coal Co., Ltd.

By:	/s/ Shan Li
Name: Shan Li Title: Chief Executive Officer

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